Exhibit 99.1
FOR IMMEDIATE RELEASE

February 28, 2014

Contact:	Laura Ulbrandt (212) 460-1900

Leucadia National Corporation to Increase Stake in HomeFed Corporation to
65% in Exchange for Real Estate Holdings and Cash

New York, New York - February 28, 2014 -- Leucadia National Corporation (NYSE: LUK)(“Leucadia”) announced today that it has entered into a definitive agreement for HomeFed Corporation (“HomeFed”) to acquire certain of Leucadia’s real estate subsidiaries, investments and  $18.4 million in cash (subject to adjustment) in exchange for 7.5 million common shares of HomeFed to be newly issued to Leucadia.  At December 31, 2013, the book value of Leucadia’s assets to be acquired by HomeFed (including the cash) is approximately $178.5 million.  Upon closing, Leucadia will own approximately 65% of HomeFed’s outstanding common shares; however, Leucadia has agreed to limit its voting rights such that it will not have a majority voting interest in HomeFed.

The transaction is expected to close in March 2014 and is subject to obtaining certain consents and other customary closing conditions.

Richard B. Handler and Brian P. Friedman, Chief Executive Officer and President of Leucadia, respectively, commented, “We are pleased to increase our investment in HomeFed and believe this exchange will optimize the value of our real estate assets.  Additionally, this consolidates our real estate focus at HomeFed and should add value for the shareholders of both companies.”

Additional details about this transaction are available in Leucadia’s current report on Form 8-K filed with the Securities and Exchange Commission.

About Leucadia

Leucadia National Corporation (NYSE: LUK) is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, energy projects, asset management and real estate.  The Company also owns equity interests in operating businesses that are accounted for under the equity method of accounting, including a commercial mortgage banking and servicing business, automobile dealerships and telecommunications services in Italy.